Exhibit 10.1
                  [STANLEY FURNITURE COMPANY, INC. LETTERHEAD]

                                 April 30, 2001
Mr. Jeffrey R. Scheffer
5004 Quincemoor Court
Greensboro, NC  27407

Dear Jeff:

         Stanley Furniture Company, Inc. (the "Company") grants you this stock option pursuant to the Employment Agreement entered into between you and the Company as of April 9, 2001. This Agreement is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

         This letter constitutes an option agreement (the "Agreement") between you and the Company. The Compensation Committee (the "Committee") of the Board shall administer this Agreement. The Committee may adopt rules and regulations for carrying out this Agreement. The interpretation and construction of any provision of the Agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

         1. Option. The Company grants you a nonstatutory stock option (the "Option") to purchase from the Company 100,000 shares of common stock of the Company ("Company Stock") at $27.88 per share. In the event of a change in the capital structure of the Company (as provided in Section 10), the shares resulting from such a change shall be deemed to be Company Stock. The date of the grant is April 25, 2001 (the "Grant Date").

                (a) The shares under the Option shall vest, and shall be exercisable, under the following schedule:

--------------------------------------------------------------------------------
                                          Number of Shares That May Be Exercised
            Date                                (Vested Portion of Option)
--------------------------------------------------------------------------------
       April 25, 2001                                    20,000

       April 25, 2002                                    40,000

       April 25, 2003                                    60,000

       April 25, 2004                                    80,000

       April 25, 2005                                   100,000
--------------------------------------------------------------------------------

                  (b) Subject to the limitations set forth in this letter, you may exercise the exercisable portion of the Option in whole or in part at any time, or from time to time, from the date of this letter until the first to occur of: (i) 10 years from the Grant Date, (ii) three months from the date on which your employment with the Company (including its parent and subsidiary corporations) terminates for any reason other than your permanent disability or your death, or (iii) one year from the date on which your employment with the Company (including its parent and subsidiary corporations) terminates on account of your death or your permanent disability (as determined by the Committee). In no event may the Option be exercised after the tenth anniversary of the Grant Date.

                  (c) You must be employed by the Company (or a parent or subsidiary corporation) on the relevant date for any shares to vest. If your employment with the Company (or a parent or subsidiary corporation) terminates, you will forfeit any unvested shares.

                  (d) Notwithstanding the provisions of subsection (a), your Option will be fully vested and exercisable in the event of a Change in Control as defined in the Stanley Furniture Company, Inc. 2000 Incentive Compensation Plan (the "Plan") or upon your death or Disability as defined in the Plan, if you are employed by the Company on the relevant date.

         2. Payment For Option. Any person entitled to exercise the Option may do so by giving written notice of the exercise to the Company, stating the number of shares that he is purchasing and transmitting the exercise price in cash. You may obtain a loan from the Company to pay the exercise price, the terms of which will be as follows: (i) the loan will have a two-year term with 50% of the principal and the accrued interest due and payable on the first anniversary of the date of the loan, and the remaining principal and interest due and payable on the second anniversary of the date of the loan; and (ii) the loan will bear an interest rate equal to the short term applicable federal rate in effect as of the date of the loan.

         3. Transferability. The Option is not transferable by you except by will or by the laws of descent and distribution, and is exercisable only by you during your lifetime, except that the vested portion of the Option is transferable during your lifetime subject to the following conditions:

                  (i) Transfers may be made only to the following individuals and entities: (x) your spouse, child(ren), step-child(ren), grandchild(ren), or step-grandchild(ren), including relationships that arise from legal adoption ("Immediate Family Members"); (y) a trust or trusts for the exclusive benefit of any one or more of your Immediate Family Members; or (z) a partnership, limited liability company or other entity the only partners, members, interest holders of which are you, or are among your Immediate Family Members;

                  (ii)     There may be no consideration for the transfer;

                  (iii) You must have a fully vested right, as of the date of the transfer, to exercise that portion of the Option that is transferred;

                  (iv) There may be no subsequent transfer of the portion of the Option being transferred except by will or the laws of descent or distribution;

                  (v) Following transfer, the Option will remain subject to the same terms and conditions as were applicable immediately before the transfer, including conditions under which the Option may terminate prior to expiration; except that (1) the transferee may deliver the Option exercise notice and payment of the exercise price with respect to that portion of the Option that has been transferred, (2) the right to consent to modification or amendment of only that portion of the Option which has not been transferred will remain with you, while the right to consent to modification or amendment of the remainder of the Option will rest solely with the transferee; and (3) the transferee may not pay the exercise price or Applicable Withholding Taxes (as described in Section
7) with a loan under Section 2;

                  (vi) You will remain responsible for the payment of Applicable Withholding Taxes as described in Section 7, notwithstanding any transfer of the Option. In the event you fail to pay or provide for the Applicable Withholding Taxes, the transferee may direct the Company to withhold sufficient shares from those that would otherwise be transferable to the transferee in order to pay such taxes.

                  (vii) Written notice of any transfer must be delivered to the Company at the address specified in Section 6.

         Your estate may transfer the Option to the beneficiaries of your estate, subject to the limitations set forth in subsections (i) through (vii) above.

         4. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the capitalization, the number and kind of shares with respect to which you have an unexercised Option and the Option price shall be appropriately adjusted by the Committee, whose determination shall be binding.

         5. Exercise and Notices. To exercise your Option, you must deliver to the Treasurer of the Company written notice, signed by you, stating the number of shares you have elected to purchase, and payment to the Company as described in Section 2. Any notice to be given under the terms of this letter shall be addressed to the Company Treasurer at Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168. Any notice to be given to you shall be given to you or your personal representative, legatee or distributee, and shall be addressed to him or her at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

         6. Withholding. By signing this letter, you agree to make arrangements satisfactory to the Company to satisfy the Applicable Withholding Taxes that may apply upon the exercise of the Option. Applicable Withholding Taxes means the aggregate minimum statutory amount of federal, state and local income and payroll taxes that an Employer is required to withhold in connection with any exercise of a nonstatutory stock option. The Company agrees to allow you to pay the Applicable Withholding Taxes (i) with cash, (ii) by delivery of Mature Shares (defined as shares of Company Stock for which the holder has good title, free and clear of all liens and encumbrances and which such holder either has held for at least six months or has purchased on the open market), or (iii) by having the Company retain the number of shares of Company Stock that will satisfy all or a specified portion of the Applicable Withholding Taxes. You also may take a loan from the Company to pay the Applicable Withholding Taxes under the same terms as the loan described in Section 2 above.

         7. Continuation of Employee of the Company. This Option does not confer upon you any right to continue as an employee of the Company or limit in any respect the right of the Company to terminate your employment.

         8. Delivery of Certificate. The Company may delay delivery of the certificate for shares purchased pursuant to the exercise of an Option until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. The Company may place on any certificate representing Company Stock issued upon the exercise of your Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws.

         9. Change in Capital Structure. In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to this Stock Option Agreement, the exercise price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

                  (a) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions as the Committee deems appropriate.

                  (b) Notwithstanding anything in this Agreement to the contrary, the Committee may take the foregoing actions without your consent, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

         10. Rule 16b-3. For purposes of this Agreement, Rule 16b-3 refers to Rule 16b-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934. A reference in this Agreement to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the date of this Agreement. Notwithstanding the foregoing paragraphs, the Board may unilaterally amend this Agreement as it deems appropriate to ensure compliance with Rule 16b-3.

         11. Securities Laws. Until the requirements of any applicable federal or state securities laws have been met, the option granted hereby shall not be exercisable.

                             STANLEY FURNITURE COMPANY, INC.



                             /s/Albert L. Prillaman
                             ---------------------------------
                                Albert L. Prillaman
                                Chairman and CEO